Exhibit 8.1

Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

March 12, 2012

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Ladies and Gentlemen:

This opinion is addressed to Hutchinson Technology Incorporated (the “Company”) with respect to the offer to exchange (the “Exchange Offer”) 8.50% Senior Secured Second Lien Notes due 2017 for 3.25% Convertible Subordinated Notes due 2026 and the offers to purchase (the “Tender Offers”) 3.25% Convertible Subordinated Notes due 2026 and 8.50% Convertible Senior Notes due 2026 as described in the Company’s Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”).

We have acted as special tax counsel to the Company in connection with the Exchange Offer and the Tender Offers as described in the Registration Statement. With respect thereto, we have examined such corporate records, certifications and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing, the statements in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” constitute our opinion of the material United States federal income tax consequences of the Exchange Offer and the Tender Offers.

The opinion herein expressed is limited to the specific issues addressed. By rendering this opinion, we do not undertake to advise you with respect to any other matter. This opinion may not be used or relied upon for any purpose whatsoever, other than in connection with the Exchange Offer and the Tender Offers as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

FAEGRE BAKER DANIELS LLP

by:	/s/ Lisa R. Pugh